Exhibit 23
[Cawley, Gillespie & Associates, Inc., letterhead]

March 1, 2007

San Juan Basin Royalty Trust
 Compass Bank, Trustee
2525 Ridgmar Boulevard, Suite 100
Fort Worth, Texas 76116

Ladies and Gentlemen:

Cawley, Gillespie & Associates, Inc. hereby consents to the use of the oil and gas reserve information in the San Juan Basin Royalty Trust Securities & Exchange Commission Form 10-K for the year ended December 31, 2006 and in the San Juan Basin Royalty Trust Annual Report for the year ended December 31, 2006 based on reserve reports prepared by Cawley, Gillespie & Associates, Inc. and dated March 1, 2007.

Sincerely,

/s/  Cawley, Gillespie & Associates, Inc.
CAWLEY, GILLESPIE & ASSOCIATES, INC.